Exhibit 99.1

NEWS RELEASE

CONTACT:
Janine Orf
(314) 275-3680
jorf@patriotcoal.com
FOR IMMEDIATE RELEASE
PATRIOT COAL’S FEDERAL MINE TEMPORARILY SUSPENDED
     ST. LOUIS, February 22 — Patriot Coal Corporation (NYSE: PCX) today announced that it has temporarily suspended active mining operations at its Federal No. 2 mine near Fairview, West Virginia after discovering potentially adverse atmospheric conditions on Thursday, February 18 in an abandoned area of the mine. As a safety precaution, and in accordance with federal regulations, the Company immediately evacuated all personnel from the mine.
     The Company is currently conducting additional testing and is working with the U.S. Department of Labor, Mine Safety & Health Administration to develop a plan to address this issue so that active mining operations can resume. A limited number of personnel have been permitted by MSHA to re-enter the mine to maintain the mine and equipment until active mining operations resume, the timing of which is uncertain at this time.
About Patriot Coal
Patriot Coal Corporation is a leading producer and marketer of coal in the eastern United States, with 14 current mining complexes in Appalachia and the Illinois Basin. The Company ships to domestic and international electric utilities, industrial users and metallurgical coal customers, and controls approximately 1.8 billion tons of proven and probable coal reserves. The Company’s common stock trades on the New York Stock Exchange under the symbol PCX.
Forward Looking Statements
Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may be beyond our control and may cause our actual future results to differ materially from expectations. We do not undertake to update our forward-looking statements. Factors that could affect our results include, but are not limited to: geologic, equipment and operational risks associated with mining; changes in general economic conditions, including coal and power market conditions; reductions of purchases or deferral of deliveries by major customers; customer performance and credit risks; the outcome of commercial negotiations involving sales contracts or other transactions; legislative and regulatory developments; risks associated with environmental laws and compliance; developments in greenhouse gas emission, regulation and treatment; coal mining laws and regulations; availability and costs of credit; economic strength and political stability of countries in which we serve customers; downturns in consumer and company spending; supplier and contract miner performance and the availability and cost of key equipment and commodities; availability and costs of transportation; worldwide economic and political conditions; labor availability and relations; the Company’s ability to replace coal reserves; the effects of mergers, acquisitions and divestitures; our ability to respond to changing customer preferences; price volatility and demand, particularly in higher margin products; failure to comply with debt covenants; the outcome of pending or future litigation; weather patterns affecting energy demand; changes in postretirement benefit obligations; changes in contribution requirements to multi-employer benefit funds; and the availability and costs of competing energy resources. The Company undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to the Company’s Form 10-K and Form 10-Q reports.
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